TITAN TRADING ANALYTICS INC.

                              CONSOLIDATED
                           FINANCIAL STATEMENTS

                            OCTOBER 31,1995

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Collins
Barrow
Chartered Accountants

Suite 800
1030 West Georgia Street
Vancouver, Canada
V6E 3B9


                             AUDITORS' REPORT


To the Shareholders of
Titan Trading Analytics Inc.

We have audited the consolidated balance sheets of Titan Trading Analytics Inc. as at October 31, 1995 and 1994 and the consolidated statements of operations and deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at October 31, 1995 and 1994 and the results of its operations and changes in financial position for the years then ended in accordance with generally accepted accounting principles, As required by the Company Act (B.C.), we- report that, in our opinion, these principles have been applied on a consistent basis.


                                       /S/ Collins Barrow
                                       CHARTERED ACCOUNTANTS

Vancouver, Canada
December 15, 1995

Founding Member of
Moores
Rowland
International
Represented in 60 Countries

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                          TITAN TRADING ANALYTICS INC.
                (Incorporated under the laws of British Columbia)
                          CONSOLIDATED BALANCE SHEET
                                 OCTOBER 31,1995



                       ASSETS         1995             1994

Current assets
Cash and short-term investments    $ 873,552        $ 80,757
    Accounts receivable               12,681           2,641
    Prepaid expenses (note 3)         39,285              --
                                   ---------        --------
                                     925,518          83,398

Capital assets (note 4)               51,720          23,038
                                   ---------        --------
                                   $ 977,238        $106,436
                                   ---------        --------

                       LIABILITIES

Current liabilities
Accounts payable and
 accrued liabilities              $  22,798        $  5,493
                                  ---------        --------

                      SHAREHOLDERS' EQUITY

Share subscriptions received
 (note 5)                         $   30,000         176,000

    Share capital (note 5)         1,314,901               1

    Deficit                         (390,461)        (75,058)
                                   ---------        --------
                                     954,440         100,943

                                   $ 977,238       $ 106,436
                                   ---------        --------


Approved by the Directors

/S/ Michael Paauwe,  Director

/S/ Michael Gossland,  Director


        See accompanying notes to the consolidated financial statements.

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                        TITAN TRADING ANALYTICS INC.
                CONSOLIDATED STATEMENT OF OPERATIONS AND DEFICIT
                    FOR THE YEAR ENDED OCTOBER 31, 1995

                                                         1994
                                        1995          (note 1)

Revenue
    Software sales                     $  11,165     $      --
    Interest and other income              9,490            --
                                       ---------     ---------
                                          20,655            --
                                       ---------     ---------

Expenses
    Advertising                           32,288            --
    Amortization                          11,104         4,065
    Bank charges                             768            --
    Consulting fees                       30,000            --
    Management fees                       34,160        11,778
    Marketing and promotion               12,964            --
    Office                                12,735         3,359
    Professional fees                     12,587         5,564
    Rent                                   5,715         3,550
    Research and development (note 6)    161,442        43,376
    Salaries and benefits                  9,977            --
    Telephone                              8,434         1,151
    Travel                                 8,884         2,215
                                       ---------     ---------
                                         336,058        75,058
                                       ---------     ---------
Net loss for the period                 (315,403)      (75,058)

Deficit, beginning of the period         (75,058)           --
                                       ---------     ---------
Deficit, end of the period            $ (390,461)     $(75,058)
                                       ---------     ---------
Net loss per share for the period     $     (.78)     $(75,058)
 (note 8)                              ---------     ---------

     See accompanying notes to the consolidated financial statements.

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                         TITAN TRADING ANALYTICS INC.
           CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION
                     FOR THE YEAR ENDED OCTOBER 31,1995


                                                           1994
                                           1995          (note 1)

Cash from operating activities
 Net loss for the period              $ (315,403)     $ (75,058)
 Item not involving cash
 Amortization                             11,104          4,065
                                        ---------     ---------
                                        (304,299)       (70,993)
Net change in non-cash working
capital balances                         (32,020)         2,852
                                        ---------     ---------

                                        (336,319)       (68,141)
                                        ---------     ---------
Cash used in investing activities
    Acquisition of capital assets        (39,786)       (27,103)
                                        ---------     ---------
Cash from financing activities
    Share subscriptions received and
    issuance of Common shares          1,168,900        176,001
                                        ---------     ---------
Increase in cash during the period       792,795         80,757

Cash and short-term investments,
    beginning of the period               80,757             --

Cash and short-term investments,
    end of the period                  $ 873,552      $  80,757
                                       ---------      ---------


     See accompanying notes to the consolidated financial statements.

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                        TITAN TRADING ANALYTICS INC.
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             OCTOBER 31,1995


1.  General information

The company was incorporated on November 30, 1993 as KBK No. 24 Ventures Ltd. and changed its name to Titan Trading Analytics Inc. on November 14, 1994. The company commenced operations in May 1994 and accordingly the comparative figures are for the period from May 1994 to October 31, 1994.

The company develops and markets financial software systems.

2.  Significant accounting policies

    a) Consolidation - The financial statements include the accounts of the company and of its wholly-owned inactive subsidiary, Titan Trading Corp.

    b) Capital assets - Capital assets are recorded at coot and amortized at the following annual rates:

          Computer equipment              -  30% declining balance
          Furniture and equipment         -  20% declining balance
          Copyrights and trademarks       -  20% Straight line

    c) Research and development - Research costs are expensed when incurred. Development costs are expensed when incurred unless a commercial product is developed for which adequate resources exist to market the product.

   d) Foreign currency translation - Foreign currency transactions are translated using the temporal method, whereby:

    i) monetary items are translated at the rate of exchange in effect at the balance sheet date;
   ii) non-monetary items are translated at historical exchange rates; and
  iii) revenue and expense items are translated at the average rate of exchange for the year.

3.  Prepaid expenses

Prepaid expenses includes prepaid royalties of $10,000 paid pursuant to an agreement entered into by the company during the year.

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                        TITAN TRADING ANALYTICS INC.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                             OCTOBER 31,1995

4.  Capital assets
                                              1995
                            ---------------------------------------
                                        Accumulated
                             Cost       Amortization        Net
                            ----------  ------------     ----------
    Computer equipment      $  52,643     $  14,345      $  38,298
    Furniture and equipment     4,246           824          3,422
    Copyrights and trademarks  10,000            --         10,000
                            ----------  ------------     ----------
                            $ 66,889      $  15,169      $  51,720
                            ----------  ------------     ----------

                                                 1994
                            ---------------------------------------
                                        Accumulated
                             Cost       Amortization        Net
                            ----------  ------------     ----------
    Computer equipment      $ 25,289      $   3,793      $  21,496
    Furniture and equipment     1,814            272          1,542
                            ----------  ------------     ----------
                             $ 27,103      $   4,065      $  23,038
                            ----------  ------------     ----------
5.  Share capital
                                              1995            1994
                                              ----            ----
    Authorized
    100,000,000 Common shares,
    without par value Issued
    4,114,001 (1994 - 1) Common shares     $ 1,314,901        $  1
                                           -----------      -------

During the year the company changed its authorized share capital from 10,000 Common shares without par value.

During the year the company issued the following Common shame for cash.

                   Number of Common Shares            Consideration
                   -----------------------            -------------
                         2,600,000                    $   650,000
                           614,000                        214,900
                           900,000                        450,000
                         ---------                    -----------
                         4,114,000                    $ 1,314,900
                         ---------                    -----------

During the year the company received share subscriptions for, and allotted, 3,000,000 Common shares at $.01 per share which, when issued, will be held in escrow with their release being subject to regulatory approval, At October 31, 1995 the shares had not been issued.

Subsequent to October 31, 1995 the company issued 52,000 Common shares for $13,000 pursuant to a share subscription received during the year.

In 1994 the company received share subscriptions for 704,000 Common shares at $.25 per share and during 1995 the shares were issued.

See note 10.

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                          TITAN TRADING ANALYTICS INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                               OCTOBER 31, 1995

6.  Research and development
                                           1995               1994
                                           ----               ----
  Computer services and software      $  10,709          $  6,268
    Contract services                   115,000            32,500
    Other                                26,133             4,608
    Product research                      6,100                --
    Rent                                  3,500                --
                                      ---------          --------
                                      $ 161,442          $ 43,376
                                      ---------          --------

7.  Income taxes

The financial statements do not reflect the potential tax reductions which may be available through the application of losses of $379,000 carried forward against future years' earnings otherwise subject to income taxes.

The losses expire as follows:

                       2001             $  65,000
                       2002               314,000
                                        ---------
                                        $ 379,000
                                        ---------

8.  Loss per share

The loss per share is calculated on the basis of the weighted average number of shares outstanding during the year of 405,764
(1994 - 1). At October 31, 1995 there were 4,114,001 shares
outstanding (1994 - 1). See note 5.

9.  Related party transactions

Included in the statement of operations and deficit am the following transactions with related individuals.
                                              1995            1994
                                              ----            ----
    Expenses
       Consulting fees                     $ 30,000        $    --
       Management fees                     $ 32,600        $ 7,500
       Office                              $  2,300        $    --
       Rent                                $  4,200        $ 1,750
       Research and development            $ 57,500        $22,500

At October 31, 1995 $6,427 (1994 - $1,750) due to related
individuals is included in accounts payable and accrued liabilities.

During the year the company purchased copyrights, trademarks, and other rights under an agreement for $20,000 from a related individual.

During 1994 the company purchased a capitol asset for $2,400 from a related individual.

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                          TITAN TRADING ANALYTICS INC.
               NOTES TO THE CONSOLIDATED FINANCIAL SIATEMENTS
                                OCTOBER 31, 1995

10. Subsequent events

Subsequent to October 31, 1995 the company continued to take steps in connection with its plan to file a preliminary prospectus in British Columbia and Alberta for the purpose of completing an initial public offering of the company's Common shares.

See note 5.